Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

                     October 31, 1997
                     Wolfgang Mayrhuber, Lufthansa, 011-49-40-5070-3355 Eric Mendelson, HEICO Aerospace Corp., 954-987-4000

                LUFTHANSA TECHNIK INVESTS IN HEICO CORPORATION'S
                              FLIGHT SUPPORT UNIT

                    ALLIANCE FORMED TO ACCELERATE DEVELOPMENT
                        OF NEW FAA APPROVED ENGINE PARTS

Hollywood, Florida, USA and Hamburg, Germany B HEICO Corporation (ASE:HEI) and Lufthansa Technik AG, a subsidiary of Lufthansa German Airlines AG (FFRT:LHAG) today jointly announced the formation of an alliance between HEICO's Flight Support unit, HEICO Aerospace Holdings Corp. (HEICO Aerospace), and Lufthansa Technik, whereby Lufthansa Technik will invest approximately US$26 million and receive a 20% ownership interest in HEICO Aerospace, a subsidiary of publicly-traded HEICO Corporation.

HEICO Aerospace is the world's leading designer, manufacturer, and distributor of alternative FAA Approved Replacement Parts for jet engines. Its customers include most airlines and airmotives worldwide which service large commercial aircraft jet engines. Lufthansa Technik is the world's largest independent provider of engineering and maintenance services for aircraft and aircraft engines. Lufthansa Technik supports over 200 airlines, governments, and other customers worldwide with Total Technical Support (TTS) and had sales totaling US$2 billion in 1996.

Lufthansa Technik will invest approximately US$26 million in HEICO Aerospace, including US$16 million to be paid to HEICO Aerospace over three years pursuant to a research and development cooperation agreement which will partially fund accelerated development of additional FAA Approved Replacement Parts for jet engines. In addition, Lufthansa Technik and HEICO Aerospace have agreed to cooperate with technical services and marketing support for jet engine parts on a worldwide basis.

Eric A. Mendelson, HEICO Aerospace's President and Chief Executive Officer, commented AHEICO Aerospace's Jet Avion subsidiary has had continuous growth by responding to its customers' needs for new FAA Approved Replacement Parts. Lufthansa Technik's investment, along with their vast technical experience as an operator and overhauler of aircraft engines will allow us to accelerate the development of new parts. This alliance links two industry leaders who are uniquely qualified to satisfy this market demand."

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Wolfgang Mayrhuber, Lufthansa Technik's Chairman of the Executive Board, added
AFor over 20 years, HEICO Aerospace has provided FAA Approved Replacement Parts for jet engines with excellent quality, reliability, and cost advantages to Lufthansa and most of the major airlines in the world. Lufthansa was very impressed with HEICO Aerospace's capabilities. By combining our collective resources, HEICO will offer airlines and airmotives a greater choice in selecting new parts.@

Mayrhuber continued, AWhen an airline buys a new engine or airframe, the airline typically obtains competitive bids from multiple sources. In contrast, airlines have no competitive source for a majority of the replacement parts they purchase. Since spare parts comprise over 50% of the cost of an engine overhaul, an airline's best method of controlling costs and assuring availability is to have a competitive alternative to the OEM for as many of those parts as possible. HEICO Aerospace currently offers a wide range of engine parts and will rapidly increase competitive part offerings through this alliance.@

Laurans A. Mendelson, HEICO Corporation's Chairman, President and Chief Executive Officer, stated, AThis alliance represents the continuation of a carefully planned strategy to grow HEICO into a unique aerospace manufacturer. We look forward to a successful alliance with Lufthansa Technik as we both grow in the future.@

HEICO Aerospace's four operating subsidiaries include: Jet Avion Corporation, the world's leading designer and distributor of alternative FAA Approved Replacement Parts for jet engines; LPI Corporation, a leading manufacturer of aerospace products; Aircraft Technology, Inc., an FAA Approved Repair Station overhauling jet engine parts; and recently acquired Northwings Accessories Corp., an FAA Approved Repair Station overhauling fuel, hydraulic, and pneumatic aircraft accessories.

This is another important milestone of Lufthansa Technik in its history of continuously contributing to economic and technical progress for the benefit of all airlines worldwide. Some past innovations include the development of engine trend monitoring, high technology repair development, remote diagnostic systems for aircraft and non-electric floor path marking systems.

For more information concerning HEICO and Lufthansa Technik, please see their World Wide Web site at: HTTP://WWW.STOCKPROFILE.COM/HEI/ for HEICO Corporation and HTTP://WWW.LUFTHANSA-TECHNIK.COM for Lufthansa Technik.